Exhibit 99.3

Specialty pharma SERB to buy Y-mAbs in $412M all-cash deal

Endpoints

5 August 2025

By Kyle LaHucik

Specialty drugmaker SERB Pharmaceuticals plans to buy cancer biotech Y-mAbs Therapeutics to further broaden its portfolio of more than 70 medicines.

SERB will pay $8.60 per share to buy Y-mAbs $YMAB, the companies said Tuesday morning. Y-mAbs’ stock price skyrocketed 103% to $8.51 apiece, nearly matching the buyout price, in afternoon trading.

The all-cash deal places a $412 million equity value on the New Jersey and Danish biotech, which markets a neuroblastoma treatment called Danyelza, a GD2 antibody that was approved in November 2020. In May, the biotech guided to full-year 2025 revenues of $75 million to $90 million.

Over the years, Y-mAbs had faced multiple setbacks, including the FDA’s rejection of its other neuroblastoma drug called omburtamab. It resorted to multiple rounds of layoffs. The company was founded in 2015 by Thomas Gad, whose daughter was diagnosed with high-risk neuroblastoma at a young age. The startup went public via a $96 million IPO in September 2018.

More recently, Y-mAbs had also been building out an early-stage pipeline in the hot radiopharmaceuticals space to pad its longer-term future. SERB CEO Vanessa Wolfeler told Endpoints News that the company will work with Y-mAbs and others to “find the best path for this platform.”

In the deal announcement, Y-mAbs said its sale process involved talks with “numerous potential buyers” for the company, for Danyelza on its own, and for the radiopharmaceutical unit as a standalone. The board also looked at “potential sources of additional capital” to keep its pipeline R&D humming.

A growing pharma

SERB’s Y-mAbs deal could be further augmented by additional acquisitions, Wolfeler said. Business development has been a core strategy for the pharmaceutical company over the years, including last year’s deal to land a frostbite treatment from CiVi Biopharma.

One of its biggest deals to date was the $800 million cash purchase of BTG Specialty Pharmaceuticals. That deal, which closed in 2021, included three drugs that were expected to garner a total of $210 million in revenue in 2020.

SERB plans to continue growing across more disease areas and patient populations, said Wolfeler, who joined last year after leading Sanofi’s US Dupixent business and rare disease franchise. Growth could come via label expansion and new indications for existing treatments and acquisitions.

That growth could also come via geographic expansion. The company directly sells medicines in 18 countries and supplies treatments in more than 100 countries, according to its website.

“We have a lot of products that are not necessarily launched across all geographies, and we have a global platform that we can leverage to continue to expand into new geographies,” Wolfeler said.

SERB is currently about a $400 million-per-year revenue company, Wolfeler said. The goal is to grow to $1 billion per year in revenues, she added.

The company has more than 500 employees, with about one-third each in the US, UK and rest of Europe, the CEO said. It is backed by private equity firms Charterhouse Capital Partners, Partners Group and Mérieux Equity Partners, among others.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Y-mAbs Therapeutics, Inc., a Delaware corporation (“Y-mAbs”), and Perseus BidCo US, Inc., a Delaware corporation (“SERB”), including statements relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of August 4, 2025 by and among Y-mAbs, Serb, and the other parties thereto (the “Merger Agreement”), including the anticipated occurrence, manner and timing of the proposed tender offer, the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement, the possibility of any termination of the Merger Agreement, and the prospective benefits of the proposed transaction, including with respect to the potential for additional data for DANYELZA® (naxitamab-gqgk), the potential expansion of partnerships to additional oncology centers, the ability to have a positive impact on the lives of more neuroblastoma patients and their families and Serb’s ability to leverage its existing global footprint and its medical, regulatory, and commercial expertise to expand the reach of DANYELZA to new markets; and other statements that are not historical facts. The forward-looking statements contained in this communication are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These statements may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer; uncertainties as to how many of Y-mAbs’ stockholders will tender their stock in the offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that Y-mAbs and Serb will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the effects of the transaction on relationships with employees, customers, suppliers, other business partners or governmental entities; negative effects of the announcement of the Merger Agreement and the transactions contemplated thereby, or the consummation of the proposed transaction on the market price of Y-mAbs’ common stock and/or Y-mAbs’ operating results; significant transaction costs; unknown or inestimable liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; SERB’s ability to fund the proposed transaction; obtaining and maintaining adequate coverage and reimbursement for products; the time-consuming and uncertain regulatory approval process; the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the parties’ business operations and financial results; the sufficiency of the parties’ cash flows and capital resources; the parties’ ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; and other risks and uncertainties affecting Y-mAbs and Serb, including those described from time to time under the caption “Risk Factors” and elsewhere in Y-mAbs’ filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including Y-mAbs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as well as the Tender Offer Statement on Schedule TO and related tender offer documents to be filed by Serb and its acquisition subsidiary, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Y-mAbs. Any forward-looking statements are made based on the current beliefs and judgments of Y-mAbs’ and Serb’s management, and the reader is cautioned not to rely on any forward-looking statements made by Y-mAbs or Serb. Except as required by law, Y-mAbs and Serb do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Important Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) for the Y-mAbs outstanding common stock referred to in this communication has not yet commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Serb will file with the SEC. The solicitation and offer to purchase Y-mAbs’ common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Serb will file a tender offer statement on Schedule TO and thereafter Y-mAbs will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF Y-mAbs SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The offer to purchase, the letter of transmittal, the solicitation/recommendation statement and related offer documents will be made available for free at the SEC’s website at www.sec.gov. Copies of those offer documents and all other documents filed by Serb and Y-mAbs will be made available at no charge by directing a request to the information agent for the Offer, which will be named in the Schedule TO to be filed with the SEC. Copies of the solicitation/recommendation statement on Schedule 14D-9 to be filed with the SEC by Y-mAbs will be available free of charge on Y-mAbs’ investor relations website at https://ir.ymabs.com/ or by contacting Y-mAbs’ investor relations contact at cdu@ymabs.com.

In addition, Y-mAbs files annual, quarterly and current reports and other information with the SEC, which are also made available free of charge on the Company’s investor relations website at https://ir.ymabs.com/ and at the SEC’s website at www.sec.gov.